Exhibit 4.30

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as " ***** ". A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

Modification 0006

ACAMBIS SUBCONTRACT MODIFICATION 0006

Subcontract No.:	200-2002-00010(BXTR)

Modification No.:	0006

Effective Date:	September 15, 2003

Subcontractors:	Baxter Healthcare Corporation
One Baxter Parkway
Deerfield, IL 60015

Description of Modification:

Adds:	Item 0009-Storage of ACAM2000 Vaccine and Diluent as Government Furnished Property

Modifies:	H.14-Government Furnished Property/Contractor Furnished Property to include the unlabeled ACAM2000 accepted by the US Government to the list of Government Furnished Property (GFP)

Authority for, and type of, modification: Bilateral Supplemental Agreement

Estimated Total Change to Subcontract value: $******** ($******** per month x estimated 3 months)

Changes to Subcontract:

See attached Pages 2 and 3

RELEASE OF CLAIMS
In consideration of the modifications made above, this Modification is in full settlement of any right the Subcontractors may have to any equitable adjustment(s) as the result of the changes made herein. Except to the extent modified herein, the subcontract terms and conditions remain unchanged. This supplemental agreement constitutes the full agreement of the parties and supercedes any prior agreements with respect to the changes made herein.

For: ACAMBIS, INC.	For: BAXTER HEALTHCARE CORPORATION

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Modification 0006

Section B – Schedule of Subcontract ITEMs/Prices

Add:

		Estimated	Unit	Estimated
Item	Description	Quantity	Price	Total Amount

Item 0009	Storage of Unlabelled ACAM2000 Vaccine and Diluent as Government Furnished Property*	3 months**	$***********	$ ********

* This Item 0009 applies only to unlabeled vaccine and diluent kitted under Delivery Orders 0001 and 0002.

** The parties estimate that the 2nd Subcontractor shall store vaccine and diluent as Government Furnished Property until December 15, 2003. The actual storage time may be shorter or longer. Each storage “month” shall run from the 15th day of the month to the 14th day of the following month (e.g., September 15 to October 14, October 15 to November 14).

*** The price per month is $********. If the storage term is for less than a complete month, the storage charges to be paid by Acambis shall be pro-rated at $******** per day.

Baxter may invoice for Item 0009 storage of vaccine and diluent as GFP on a monthly basis on or after the 15th day of each month.

Section C – Description/Specification/Work Statement

Add:

ITEM 0009 - Storage of Vaccine and Diluent as Government Furnished Property

Under a revised inspection and acceptance procedure between the US Government and Contractor, the US Government will accept ACAM2000 vaccine kits with unlabeled vaccine and diluent. After the US Government accepts these unlabeled ACAM2000 kits, 2nd Subcontractor shall:

(a)	acknowledge receipt of the unlabeled vaccine and diluent as Government Furnished Property (GFP) and place the product in storage segregated as GFP by rack position and labeling;
(b)	track and clearly identify this product as U.S. Government property held in Baxter’s GFP controlled inventory; and
(c)	store this product in accordance with Good Manufacturing Practices (“GMP”) and the storage conditions specified in this contract, including storing the vaccine at <-10C and the diluent at 2-8C.

Storage of this GFP vaccine and diluent will continue until such time as the vials of vaccine and diluent are labeled with the FDA-approved label, kitted for delivery to the US Government, released by Acambis Inc., and delivered to the U.S. Government for shipment to the Strategic National Stockpile.

Section H – Special Subcontract Requirements

Delete Entire Provision:

2

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Modification 0006

H.14	GOVERNMENT PROPERTY/CONTRACTOR FURNISHED PROPERTY

Substitute:

H.14	GOVERNMENT PROPERTY/CONTRACTOR FURNISHED PROPERTY

Each Subcontractor shall be responsible for the control and accountable record keeping for all Government Property in their possession under this subcontract in accordance with FAR Subpart 45.5 as supplemented by DHHS Publication (OS) 74.115 entitled “Contractor’s Guide for Control of Government Property,” a copy of which will be provided upon request. Similar controls and record keeping procedures shall be used for any Contractor-furnished property as well.

The Chief of Material Management Branch, PGO, CDC, is the Government’s Property Administrator for government property accountable under this Subcontract. The Contractor’s Property Administrator for any Government or Contractor-furnished property under this Subcontract is ******** ********, Associate Director, Materials Management, 50 Shawmut Road, Canton, MA. 02021, Phone: ********, Fax: 781-821-3627. The Subcontractor agrees to furnish information regarding the Government property (or any Contractor-furnished property) under this Subcontract to the respective Property Administrator, an authorized representative, or a duly designated successor(s). Any inquiry from or information proposed to be furnished to the Government Property Administrator shall be promptly reported to Contractor’s Property Administrator before furnishing information to the Government representative.

The following Government property shall be furnished to the specified Subcontractor under this Subcontract. Such items shall be marked as U.S. Government Property, with the Subcontract # 200-2002-0001(BXTR), the Prime Contract #200-2002-00004 (Acambis Inc, Prime Contractor) (if not already so marked when received) and shall be managed and administered while in Subcontractors’ possession in accordance with the Government Property (Fixed Price Contracts) (Dec 1989) clause, FAR 52.245.2:

1.	********************;
2.	********************; *******
3.	********************.

Contractor shall furnish the following materials in sufficient quantities to enable the 2nd Subcontractor to assemble the number of smallpox vaccine kits ordered, in accordance with the Government Property (Fixed Price Contracts) (Dec 1989) clause, FAR 52.245.2, modified to properly reflect the parties, and marked to identify as the property as property of Acambis Inc. (“Contractor Furnished Property”):

1.	********************;
2.	********************.
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